                                                                      EXHIBIT 12

                              BELLSOUTH CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                            Nine Months Ended
                                              September 30,                        Year Ended December 31,
                                            2001        2000        2000        1999        1998        1997        1996
                                          --------    --------    --------    --------    --------    --------    --------
1. Earnings

   (a) Income from continuing
operations before deductions for taxes
and interest                              $  3,866    $  5,820    $  7,926    $  6,518    $  6,588    $  6,182    $  5,329

   (b) Portion of rental expense
representative of interest factor               47          83         105          99          81          91          90

   (c) Equity in losses from less-than-
50% owned investments (accounted
for under the equity method of
accounting)                                    212          88         142         396          97          78          68

   (d) Excess of earnings over
distributions of less-than-50%-owned
investments (accounted for under the
equity method of accounting)                  (244)       (129)       (707)        (87)        (46)        (85)        (53)
                                          --------    --------    --------    --------    --------    --------    --------
         TOTAL                            $  3,881    $  5,862    $  7,466    $  6,926    $  6,720    $  6,266    $  5,434
                                          ========    ========    ========    ========    ========    ========    ========

2. Fixed Charges

   (a) Interest                           $  1,020    $  1,009    $  1,361    $  1,059    $    867    $    783    $    739

   (b) Portion of rental expense
representative of interest factor               47          83         105          99          81          91          90
                                          --------    --------    --------    --------    --------    --------    --------

         TOTAL                            $  1,067    $  1,092    $  1,466    $  1,158    $    948    $    874    $    829
                                          ========    ========    ========    ========    ========    ========    ========

   Ratio (1 divided by 2)                     3.64        5.37        5.09        5.98        7.09        7.17        6.55
                                          ========    ========    ========    ========    ========    ========    ========